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                                                                     EXHIBIT 4.3

                           NATIONAL COMMERCE FINANCIAL
                                   CORPORATION

                          2003 STOCK AND INCENTIVE PLAN

                     Approved by Shareholders April 23, 2003

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                                TABLE OF CONTENTS

2003 Stock and Incentive Plan

 1.        Purpose
 2.        Definitions
 3.        Administration
 4.        Term of Plan/Common Stock Subject to Plan
 5.        Eligibility
 6.        Stock Options
 7.        Restricted Awards
 8.        Performance Awards
 9.        Outright Stock Awards
 10.       Deferral Elections
 11.       Termination of Employment
 12.       Non-transferability of Awards
 13.       Changes in Capitalization and Other Matters
 14.       Change in Control
 15.       Amendment, Suspension and Termination
 16.       Miscellaneous

Exhibits

 A.        Incentive Stock Option Agreement

 B.        Non-Qualified Stock Option Agreement for Key Employees

 C.        Non-Qualified Stock Option Agreement for Non-Employee Directors

 D.        Restricted Stock Agreement

 E.        Performance Unit Agreement

 F.        Performance Share Agreement

                     NATIONAL COMMERCE FINANCIAL CORPORATION

                          2003 STOCK AND INCENTIVE PLAN

      1. PURPOSE. The purpose of this Plan is to further and promote the interests of National Commerce Financial Corporation (the "Company") and its shareholders by enabling the Company and its Subsidiaries to attract, retain and motivate employees and directors, and to align the interests of such employees and directors with those of the Company's shareholders. Additionally, this Plan's objectives are to provide a competitive reward for achieving longer-term goals, provide balance to short-term incentive awards, and reinforce a "one company" perspective. To do so, this Plan offers equity-based incentive awards and opportunities and performance-based stock and cash incentives to provide such employees and directors with a proprietary interest in maximizing the growth, profitability and overall success of the Company.

      2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

            2.1 "AWARD" means an award, grant or issuance made to a Participant under Sections 6, 7, 8, and/or 9.

            2.2 "AWARD AGREEMENT" means the agreement executed by a Participant pursuant to Sections 3.2 and 16.7 in connection with the granting of an Award.

            2.3 "BOARD" means the Board of Directors of the Company, as constituted from time to time.

            2.4 "CODE" means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

            2.5 "COMMITTEE" means the Compensation Committee of the Board, as constituted in accordance with Section 3.

            2.6 "COMMON STOCK" means the Common Stock of the Company.

            2.7 "COMPANY" means National Commerce Financial Corporation, a Tennessee corporation, or any successor corporation to National Commerce Financial Corporation.

            2.8 "DISABILITY" means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan, if any. If the Company does not then maintain a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Committee, substantially to perform such Participant's regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

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            2.9 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

            2.10 "FAIR MARKET VALUE" means on, or with respect to, any given date, the last sale price of the Common Stock as reported on the New York Stock Exchange ("NYSE") or any other securities exchange the stock is currently trading on.

            2.11 "INCENTIVE STOCK OPTION" means any stock option granted pursuant to the provisions of Section 6 that is intended to be (and is specifically designated as) an "incentive stock option" within the meaning of
Section 422 of the Code.

            2.12 "NON-EMPLOYEE DIRECTOR" means a member of the Board or of the Board of Directors of a Subsidiary who is not an employee of the Company or any Subsidiary.

            2.13 "NON-QUALIFIED STOCK OPTION" means any stock option awarded pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option.

            2.14 "PARTICIPANT" means an employee, Non-Employee Director or other individual who is selected by the Committee under Section 5 to receive an Award.

            2.15 "PERFORMANCE AWARDS" means Performance Shares or Performance Units granted pursuant to Section 8.

            2.16 "PERFORMANCE SHARES" means a right granted to a Participant under Section 8 hereof to a unit to be valued by reference to a designated number of shares of Common Stock to be paid to the Participant upon achievement of such Performance Goals as the Committee establishes under Section 8.4 with regard to such Performance Shares.

            2.17 "PERFORMANCE UNITS" means a right granted to a Participant under Section 8 to a cash award, or unit valued by reference to a designated amount of cash or property other than shares of Common Stock, to be paid to the Participant upon achievement of such Performance Goals as the Committee establishes under Section 8.4 with regard to such Performance Units.

            2.18 "PLAN" means the National Commerce Financial Corporation 2003 Stock and Incentive Plan, as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

            2.19 "RESTRICTED AWARD" means an Award of Restricted Stock pursuant to the provisions of Section 7.

            2.20 "RESTRICTED STOCK" means shares of Common Stock granted pursuant to the provisions of Section 7 subject to the restriction that the holder may not sell, transfer, pledge, or assign such Restricted Stock and such other restrictions (which other restrictions may expire separately or in combination, at one time, from time to time or in installments), as determined by the Committee in accordance with and as set forth in this Plan and/or the relevant Award Agreement.

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            2.21 "RETIREMENT" means (i) as to officers and employees, retirement from active employment with the Company and its Subsidiaries either pursuant to the Company's stated retirement policy or by agreement with the Board of Directors and (ii) as to Non-Employee Directors, the same as "Retirement" under the "Retirement Policy" in effect for the Board of Directors on which the Participant was serving upon receipt of an Award.

            2.22 "STOCK OPTIONS" means Incentive Stock Options and Non-Qualified Stock Options.

            2.23 "SUBSIDIARY(IES)" means any corporation (other than the Company) in an unbroken chain of corporations, beginning with the Company, if each of such corporations, other than the last corporation in the unbroken chain, owns fifty percent (50%) or more of the voting stock in one of the other corporations in such chain.

      3.    ADMINISTRATION.

            3.1 THE COMMITTEE. This Plan shall be administered by the Committee. The Committee shall be appointed from time to time by the Board and shall be comprised of not less than three (3) of the then members of the Board who are "non-employee directors" within the meaning of SEC Regulation Section 240.16b-3 and "outside directors" within the meaning of Section 162(m) of the Code or any successor provisions thereto.

            3.2 PLAN ADMINISTRATION AND PLAN RULES. The Committee is authorized to construe and interpret this Plan and to promulgate, amend and rescind rules, policies and regulations relating to the implementation, administration and maintenance of this Plan. Subject to the terms and conditions of this Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration and maintenance of this Plan including, without limitation, (a) selecting Participants, (b) making Awards in such amounts and form as the Committee shall determine, (c) imposing such restrictions, terms and conditions upon such Awards as the Committee shall deem appropriate (including, but not limited to, any restriction or limitation on transfer or any "reload" upon exercise of any Stock Option granted), and (d) correcting any defect or omission, or reconciling any inconsistency, in this Plan and/or any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of this Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to selection for participation in this Plan and/or the granting of any Awards to Participants. The Committee's determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration, implementation or maintenance of this Plan shall be final, conclusive and binding upon all Participants and any person(s) claiming under or through any Participant(s). The Company shall effect the granting of Awards under this Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

            3.3 LIABILITY LIMITATION. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction or

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determination made in good faith in connection with this Plan (or any Award
Agreement), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by the Charter and/or By-Laws of the Company as then in effect and to the fullest extent under any indemnification agreement and/or directors' and officers' liability insurance coverage which may be in effect from time to time.

      4.    TERM OF PLAN/COMMON STOCK SUBJECT TO PLAN.

            4.1 TERM. This Plan shall terminate on April 22, 2008, except with respect to Awards then outstanding. After such date no further Awards shall be granted under the Plan.

            4.2   COMMON STOCK SUBJECT TO PLAN.

                  4.2.1 COMMON STOCK. The Board shall reserve for Awards under this Plan 10,000,000 shares of the authorized and unissued shares of Common Stock. In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to be the Common Stock for purposes of this Plan. Common Stock which may be issued under this Plan shall be authorized and unissued shares. No fractional shares of Common Stock shall be issued under this Plan.

                  4.2.2 MAXIMUM NUMBER OF SHARES. The maximum number of shares of Common Stock for which Awards may be granted to any Participant in any year is 300,000 shares, except that the maximum number of shares of Common Stock for which Awards may be granted to the Company's Chief Executive Officer in any year is 500,000.

            4.3 COMPUTATION OF AVAILABLE SHARES. For the purpose of computing the total number of shares of Common Stock available for Awards, there shall be counted against the limitations set forth in Section 4.2 the maximum number of shares of Common Stock potentially subject to issuance upon exercise or settlement of Awards granted under Section 6, the number of shares of Common Stock issued or subject to potential issuance under Awards of Restricted Stock pursuant to Section 7, the maximum number of shares of Common Stock potentially issuable under Performance Awards pursuant to Section 8 and the maximum number of shares of Common Stock potentially issuable under Awards of Common Stock pursuant to Section 9, in each case determined as of the date on which such Awards are granted. If any Award expires unexercised or is forfeited, surrendered, canceled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock which were theretofore subject (or potentially subject) to such Award shall again be available for Awards under this Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination or settlement of such Awards; provided, however, that forfeited Awards shall not again be available for Awards under this Plan if the Participant received, directly or indirectly, any of the benefits of ownership of the securities of the Company underlying such Award, including, without limitation, the benefit described in Section 7.6.

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      5.    ELIGIBILITY. Individuals eligible for Awards under the Plan shall consist of (a) employees of the Company and/or its Subsidiaries whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company in a significant manner, (b) Non-Employee Directors and (c) in the sole discretion of the Committee, consultants or advisors of the Company and/or any Subsidiary who (i) are natural persons, (ii) provide bona fide services to the Company and/or any Subsidiary and (iii) provide services that are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company's or any Subsidiary's securities.

      6.    STOCK OPTIONS.

            6.1 TERMS AND CONDITIONS. Stock Options awarded under this Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of this Plan, as the Committee shall set forth in the relevant Award Agreement.

            6.2 GRANT. Stock Options may be granted under this Plan in such form as the Committee may from time to time approve. Subject to Section 5, Stock Options may be granted alone or in addition to other Awards. Notwithstanding the above, no Incentive Stock Options shall be granted to any employee who owns more than 10% of the combined total voting power of the Company or any Subsidiary, unless the requirements of Section 422(c)(5) (or any successor provision) of the Code are satisfied.

            6.3 EXERCISE PRICE. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of Award; provided, however, that the exercise price of any Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the Award of such Stock Option. For any Participant who owns ten percent (10%) or more of the combined total voting power of the Company or any Subsidiary, the exercise price of an Incentive Stock Option shall not be less than one hundred ten percent (110%) of such Fair Market Value.

            6.4 NO REPRICING. Notwithstanding the provisions of Section 15 below or any other provision of this Plan, the Plan prohibits any amendment to an outstanding Stock Option to decrease the exercise price, except as provided in Section 13 below, or any cancellation of an outstanding Stock Option in consideration for the grant of a new option with a lower exercise price, unless approved by the shareholders.

            6.5 TERM. The term of each Stock Option shall be such period of time as is fixed by the Committee at the time of grant; provided, however, that the term of any Incentive Stock Option shall not exceed ten (10) years after the date the Incentive Stock Option is awarded. For any Participant who owns ten percent (10%) or more of the combined total voting power of the Company or any Subsidiary, the term of each Incentive Stock Option shall not exceed five (5) years.

            6.6 METHOD OF EXERCISE. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Director of Human Resources of the Company, or

                                        5

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such other officer of the Company as the Committee shall designate, specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft or money order payable to the order of the Company or, if permitted by the terms of the relevant Award Agreement and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment, (a) a fully-secured, recourse promissory note, or (b) shares of Common Stock already owned by the Participant for at least six (6) months prior to the exercise date. The Committee may, in the relevant Award Agreement, also permit Participants (either on a selective or group basis) to simultaneously exercise Stock Options and sell through a broker the shares of Common Stock thereby acquired, and use the proceeds from such sale as payment of the exercise price of such Stock Options, by delivering to the broker irrevocable instructions to promptly deliver to the Company the amount of the sale proceeds needed to pay the exercise price. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes.

            6.7 DATE OF EXERCISE. Vesting dates of Stock Options awarded to a Participant will be specified in the applicable Award Agreement at the discretion of the Committee. Stock Options that meet the vesting requirements may be exercised in whole or in part at any time and from time to time during their specified terms.

            6.8 SHARE NCF PROGRAM. The Committee as part of this Plan shall maintain a program under which the Committee shall have the right (where the Committee deems appropriate) to condition the grant of a Stock Option to a Participant who is an employee in whole or in part on the purchase of Common Stock by such Participant, and the Committee shall establish such rules and procedures for the purchase of Common Stock and the related grant of any Stock Option under such program as the Committee deems appropriate under the circumstances; provided, however, that (1) all Common Stock purchases under such program shall be made in the open market and (2) the Committee shall grant any related Stock Option at an exercise price equal to the purchase price paid by the Participant in purchasing such Common Stock in the open market.

            6.9 RELOAD OPTIONS. At the discretion of the Committee, Stock Options granted under the Plan may include a so-called "reload" feature pursuant to which a Participant exercising a Stock Option by the delivery of a number of shares of Common Stock in accordance with Section 6.6 hereof would automatically be granted an additional Stock Option (with an exercise price equal to the Fair Market Value of the Common Stock on the date the additional Stock Option is granted and with the same expiration date as the original Stock Option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Common Stock equal to the number delivered to exercise the original Stock Option.

      7.    RESTRICTED AWARDS.

            7.1 TERMS AND CONDITIONS. Restricted Awards shall be in the form of grants of Restricted Stock. Restricted Awards shall be subject to the terms and conditions set forth in this Section 7 and any additional terms and conditions, not inconsistent with the express terms and provisions of this Plan, as the Committee shall set forth in the relevant Award Agreement.

            7.2 RESTRICTED STOCK GRANTS. An Award of Restricted Stock is an Award of

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shares of Common Stock, in uncertificated form, issued to and registered with the Company's designated Stock Transfer Agent, in the name of the applicable Participant, subject to such restrictions, terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, pledge, hypothecation or other disposition of such shares and the requirements that the Participant deposit such shares with the Company while such shares are subject to such restrictions and that such shares be forfeited upon termination of employment or cessation of service as a Non-Employee Director for specified reasons within a specified period of time.

            7.3   GRANTS OF AWARDS.

                  7.3.1 Subject to Section 5, Restricted Awards may be granted alone or in addition to any other Awards. Subject to the terms of this Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Restricted Award made to any Participant.

                  7.3.2 Each Restricted Award of Restricted Stock shall be issued in an uncertificated form and registered in the name of the Participant. The stock transfer books of the Company's designated Stock Transfer Agent shall be noted with the following legend with reference to the shares made subject to such Restricted Award.

            "These shares are subject to the terms and restrictions of the National Commerce Financial Corporation 2003 Stock and Incentive Plan; such shares are subject to forfeiture or cancellation under the terms of said Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered, or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which Plan is available from National Commerce Financial Corporation upon request."

      Such Award shall be held in uncertificated form until the restrictions thereon shall have lapsed and all of the terms and conditions applicable thereto have been satisfied.

            7.4 RESTRICTION PERIOD. In accordance with Sections 7.1 and/or 7.2, Restricted Awards shall only become unrestricted and vest in the Participant in accordance with such vesting schedule with respect to such Restricted Award as the Committee may establish in the relevant Award Agreement (the "Restriction Period"). Notwithstanding the immediately preceding sentence, in no event shall the Restriction Period be less than one (1) year after the date on which such Restricted Award is granted. During the Restriction Period applicable to a Restricted Award, such Award shall be unvested and a Participant may not sell, assign, transfer, pledge, encumber or otherwise dispose of or hypothecate the Restricted Stock covered by such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms and conditions, the Participant shall be entitled to receive payment of the Restricted Award or a portion thereof, as the case may be, as provided in Section 7.5.

            7.5 PAYMENT OF AWARDS. After the satisfaction and/or lapse of the restrictions, terms and conditions set by the Committee in respect of a Restricted Award of Restricted Stock, a certificate for the number of shares of Common Stock issued which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter,

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

be delivered to the Participant. The remaining shares, if any, issued in respect of such Restricted Stock shall either be forfeited and canceled, or shall continue to be subject to the restrictions, terms and conditions set by the Committee, as the case may be.

            7.6 SHAREHOLDER RIGHTS. A Participant shall have, with respect to the shares of Restricted Stock received under a Restricted Award, all of the rights of a shareholder of the Company, including, without limitation, the right to vote the shares and to receive any cash dividends. Stock dividends issued with respect to such Restricted Stock shall be treated as additional Awards of Restricted Stock and shall be subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

      8.    PERFORMANCE AWARDS.

            8.1 TERMS AND CONDITIONS. Performance Awards shall be subject to the terms and conditions set forth in this Section 8 and any additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee shall set forth in the relevant Award Agreement.

            8.2 PERFORMANCE AWARD GRANTS. A Performance Award is an Award of Performance Units or Performance Shares granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such Performance Award (or a portion thereof) in the event certain performance criteria are not met within a designated period of time.

            8.3 GRANTS. Subject to Section 5, Performance Awards may be awarded alone or in addition to any other Awards. Subject to the terms of this Plan, the Committee shall determine the number of Performance Shares or Performance Units to be awarded to a Participant and the Committee may impose different terms and conditions on any particular Performance Award awarded to any Participant.

            8.4 PERFORMANCE GOALS AND PERFORMANCE PERIODS. Participants receiving Performance Awards shall only earn into and be entitled to payment in respect of such Performance Awards if the Company, a Subsidiary and/or a division of the Company specified by the Committee (a "Division") and/or the Participant satisfy certain performance goals (the "Performance Goals") during and in respect of a designated performance period as determined by the Committee (the "Performance Period"). Performance Goals and the Performance Period shall be established by the Committee in its sole discretion. Performance Periods may overlap each other from time to time. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for such Performance Awards setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting Performance Goals, the Committee may use, but shall not be limited to, such measures as total shareholder return, return on equity, return on assets, net earnings per share growth, comparisons to peer companies, divisional goals, individual or aggregate Participant performance or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate. Such performance measures shall be defined as to their respective components and meanings by the Committee in its sole discretion. During any Performance Period, the Committee shall have the authority to adjust the Performance Goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such Performance Period, so long as such adjustment does not materially adversely affect or otherwise disqualify the Company from the benefits provided by Section 162(m) of the Code, or any like or successor section thereto.

            8.5 PAYMENT OF PERFORMANCE AWARDS. With respect to each Performance Award, the Participant shall, if the applicable Performance Goals have been satisfied by the Company, a Subsidiary, a Division and/or the Participant, as applicable, during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of the Performance Award. Payment in settlement of earned Performance Awards shall be made as soon as practical following the conclusion of the applicable Performance Period in cash, in shares of unrestricted Common Stock or in Restricted Stock as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

            8.6 RIGHTS ASSOCIATED WITH PERFORMANCE SHARES. During the Performance Period, and unless the Award Agreement provides otherwise, (a) Participants may not exercise voting rights associated with their Performance Shares, and (b) all dividends and other distributions paid with respect to any Performance Shares will be held by the Company as escrow agent during the Performance Period. At the end of the Performance Period, these dividends will be distributed to the Participant or forfeited if the applicable Performance Goals are not met as provided in Section 8.5. No interest or other accretion will be credited with respect to any dividends held in this escrow account. If any dividends or other distributions are paid in shares of Common Stock, those shares will be subject to the same restrictions on transferability and forfeitability as the Performance Shares with respect to which they were issued.

      9. OUTRIGHT STOCK AWARDS. The Committee, in its sole discretion, shall have the power to make an Award of shares of Common Stock to any Participant, including without limitation to any Non-Employee Director in payment of such Non-Employee Director's retainer or meeting fees or as compensation for attendance at board meetings. Each such Award shall be subject to such conditions and restrictions, if any, as may be established by the Committee, including but not limited to a requirement that the Non-Employee Director agree to hold such shares of Common Stock for at least six months and/or to hold such shares for investment and not with a view to resale to the public.

      10. DEFERRAL ELECTIONS. The Committee may permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out or settlement of any Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such deferrals, including, without limitation, the payment or crediting of reasonable interest on such deferred amounts credited in cash or the crediting of dividend equivalents in respect of deferred Awards credited in shares of Common Stock.

      11.   TERMINATION OF EMPLOYMENT.

            11.1 GENERAL. Subject to the terms and conditions of Section 14, if and to the

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extent an Award Agreement shall not specify when or if an Award may be exercised, earned or settled after a Participant's termination of employment or a Non-Employee Director ceases to be a director, the following terms and conditions shall apply as appropriate and to the extent not inconsistent with the terms and conditions, if any, of such Award Agreement:

                  11.1.1 Except as otherwise provided in this Section 11.1.1 or in an Award Agreement:

                  (a) NON-VESTED STOCK OPTIONS. If a Participant's employment by the Company or any of its Subsidiaries is terminated for any reason (other than Disability, Retirement or death) while Stock Options granted to such Participant are non-vested, such Participant's rights, if any, to exercise any non-vested Stock Options, if any, shall immediately terminate and the Participant (and such Participant's estate, designated beneficiary or other legal representative) shall forfeit any rights or interest in or with respect to any such Stock Options. In the event of Disability, Retirement or death while a Participant's Stock Options are non-vested, such non-vested Stock Options shall become vested immediately.

                  (b) VESTED STOCK OPTIONS; TERMINATION FOR REASONS OTHER THAN DEATH, DISABILITY OR RETIREMENT. Any vested Stock Option held by a Participant whose employment terminates other than by reason of death, Disability or Retirement, to the extent exercisable immediately prior to such termination of employment, will remain exercisable for a specified time period ending on the earlier of the end of the term of such Stock Options and a date that is thirty (30) days after such termination (subject to the applicable terms and provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement).

                  (c) VESTED INCENTIVE STOCK OPTIONS; TERMINATION DUE TO DISABILITY. If a Participant's termination of employment is due to Disability, a Participant shall have the right, subject to the applicable terms and provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement, to exercise Incentive Stock Options vested as of the date of the termination, if any, and those vesting under the last sentence of Section 11.1.1(a) above, if any, at any time within the period ending on the earlier of the end of the term of such Incentive Stock Options and the first anniversary of the date of termination due to Disability.

                  (d) VESTED INCENTIVE STOCK OPTIONS; TERMINATION DUE TO RETIREMENT. If a Participant's termination of employment is due to Retirement, a Participant shall have the right, subject to the applicable terms and provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement, to exercise Incentive Stock Options vested as of the date of the termination, if any, and those vesting under the last sentence of Section 11.1.1(a) above, if any, at any time within the period ending on the earlier of the end of the term of such Incentive Stock Options and the date that is three (3) months after such termination due to Retirement.

                  (e) DEATH OF A PARTICIPANT. If any Participant dies while holding a vested Stock Option or a Stock Option that becomes vested pursuant to the last sentence of Section 11.1.1(a) above, such Participant's estate, designated beneficiary or other legal representative, as the case may be, shall have the right, subject to the applicable provisions of the Plan (and any rules or procedures hereunder) and the relevant Award Agreement, to exercise such Stock Options, if any, at any time within the period ending on the earlier of the end of the term of such Stock Options and the date that is one (1) year from the date of such Participant's death (but in no event more than one (1) year from the date of such Participant's termination of employment due to Disability or three (3) months from the date of such Participant's termination of employment due to Retirement in the case of an Incentive Stock Option, as applicable).

                  (f) VESTED NON-QUALIFIED STOCK OPTIONS; TERMINATION DUE TO DISABILITY OR RETIREMENT. If a Participant's employment is terminated by reason of Disability or Retirement, the Participant shall have the right, subject to the applicable terms and provisions of this Plan (and any rules and procedures hereunder) and the relevant Award Agreement, to exercise Non-Qualified Stock Options vested as of the date of the termination, if any, and those vesting under the last sentence of Section 11.1.1(a) above, if any, at any time following the Participant's termination of employment and prior to the expiration date of such Non-Qualified Stock Options as fixed by the Committee and set forth in the Award Agreement related thereto.

                  (g) NON-EMPLOYEE DIRECTORS. If a Non-Employee Director ceases to be a director for any reason (other than Disability, Retirement or death) while Non-Qualified Stock Options granted to such Non-Employee Director are non-vested, such Non-Employee Director's rights, if any, to exercise any non-vested Non-Qualified Stock Options, if any, shall immediately terminate and the Non-Employee Director (and such Non-Employee Director's estate, designated beneficiary or other legal representative) shall forfeit any rights or interest in or with respect to any such Non-Qualified Stock Options. In the event of the Disability, Retirement or death of a Non-Employee Director while the Non-Employee Director's Non-Qualified Stock Options are non-vested, such non-vested, Non-Qualified Stock Options shall become immediately vested. Vested Non-Qualified Stock Options, if any, of a Non-Employee Director who ceases to be a director other than by reason of death, Disability or Retirement, to the extent exercisable immediately prior to such cessation, will remain exercisable for a specified time period of thirty (30) days after such cessation (subject to the applicable terms and provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement). If the cessation of a Non-Employee Director's status as a director is due to Retirement or Disability, the Non-Employee Director shall have the right, subject to the applicable terms and provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement, to exercise any Non-Qualified Stock Options vested as of the date of the cessation, if any, and those non-vested Stock Options vesting in the discretion of the Committee as provided above, if any, at any time following such cessation due to Retirement or Disability and prior to the expiration date of such Non-Qualified Stock Options as fixed by the Committee and as set forth in the Award Agreement related thereto. If any Non-Employee Director dies while holding vested Non-Qualified Stock Options or non-vested Non-Qualified Stock Options vesting in the discretion of the Committee as provided above, such Non-Employee Director's estate, designated beneficiary or other legal representative, as the case may be, shall have the right, subject to the applicable provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement, to exercise such vested Non-Qualified Stock Options, if any, at any time within one (1) year from the date of such Non-Employee Director's death.

                  11.1.2 If a Participant's employment with the Company or any of its Subsidiaries is terminated for any reason (other than Disability, Retirement or death) prior to the satisfaction and/or lapse of the restrictions, terms and conditions applicable to Restricted Award(s), such Restricted Award or Awards shall be forfeited, unless the Committee in its discretion determines otherwise. In the event of a Participant's Disability, Retirement or death during the Restricted Period, shares of Restricted Stock shall become free of restrictions to the extent determined by the Committee.

                  11.1.3 If a Participant's employment with the Company or any of its Subsidiaries is terminated for any reason (other than Disability, Retirement or death) prior to the completion of any Performance Period, all of such Participant's Performance Awards earnable in relation to such Performance Period shall be forfeited. If a Participant's termination of employment is due to Disability, Retirement or death, the disposition of the Performance Awards of such Participant earnable in the Performance Period in which such termination occurs will be determined by the Committee in its discretion.

      12.   NON-TRANSFERABILITY OF AWARDS.

      (a) Except as otherwise provided in Section 12(b), no Award under this Plan or any Award Agreement, and no rights or interests therein, shall or may be assigned, transferred, sold, exchanged, pledged, disposed of or otherwise hypothecated or encumbered by a Participant or any beneficiary thereof, except by testamentary disposition or the laws of descent and distribution. No such right or interest shall be subject to seizure for the payment of the Participant's (or any beneficiary's) debts, judgements, alimony, or separation maintenance or be transferable by operation of law in the event of the Participant's (or any beneficiary's) bankruptcy or insolvency. Except as otherwise provided in Section 12(b), during the lifetime of a Participant, Stock Options are exercisable only by the Participant.

      (b) Non-Qualified Stock Options (whether such Stock Options were Non-Qualified Stock Options when awarded or subsequent to the Award thereof became Non-Qualified Stock Options pursuant to applicable law or any provision of this Plan) held by a Participant may be assigned to a Family Member (as defined below) of such Participant pursuant to a domestic relations order or in the form of a bona fide gift at any time after the Award, but prior to the expiration date, of such Non-Qualified Stock Options if as of the time of such transfer a registration statement on Form S-8 (or any successor form) filed by the Company under the Securities Act of 1933, as in effect and as amended from time to time, or any successor statute thereto (the "Securities Act"), is in effect with respect to this Plan (and the Awards granted and shares of Common Stock issuable hereunder). Each such transferred Non-Qualified Stock Option shall continue to be governed by the applicable terms and provisions of this Plan (and any rules or procedures hereunder) and the applicable Award Agreement with the transferor Participant, and the Family Member shall be entitled to the same rights and subject to the same obligations, restrictions, limitations and prohibitions under this Plan and such Award Agreement as the transferor Participant, as if such assignment had not taken place; provided, however, that no Non-Qualified Stock Option assigned to a Family Member may be assigned to any other person by that Family Member.

            The term "Family Member" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests.

      13.   CHANGES IN CAPITALIZATION AND OTHER MATTERS.

            13.1 NO CORPORATE ACTION RESTRICTION. The existence of this Plan, Award Agreements and/or the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company's or any Subsidiary's capital structure or its business, (b) any merger, share exchange or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company's or any Subsidiary's assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, Family Member, beneficiary or any other person shall have any claim against any member of the Board, the Committee, the Company or any Subsidiary as a result of any such action.

            13.2 RECAPITALIZATION ADJUSTMENTS. In the event of any change in capitalization affecting the Common Stock, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, merger, acquisition, subdivision, split-up, spin-off, split-off, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, the Board, in its sole discretion, may authorize and make such proportionate adjustments, if any, as the Board may deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of the Common Stock for which Awards in respect thereof may be granted under this Plan, the maximum number of shares of the Common Stock which may be sold or awarded to any Participant, any number of shares of the Common Stock covered by each outstanding Award, and the exercise price or other price per share of Common Stock in respect of outstanding Awards.

      14.   CHANGE IN CONTROL.

            14.1 ACCELERATION OF AWARDS VESTING. Except as otherwise provided in this Section 14, if a Change in Control of the Company occurs (a) all Stock Options then unexercised and outstanding shall become fully exercisable as of the date of the Change in Control, (b) all restrictions, terms and conditions applicable to all Restricted Stock then outstanding shall be deemed lapsed and satisfied as of the date of the Change in Control, and (c) the payment of outstanding Performance Awards shall be accelerated to the date of the Change in Control.

            14.2  TREATMENT OF AWARDS AFTER CHANGE IN CONTROL.

                  14.2.1 RESTRICTED STOCK. Within thirty (30) days after a Change in Control occurs, the holder of an Award of Restricted Stock shall receive a new certificate for such shares without the legend set forth in
      Section 7.3.2.

                  14.2.2 PERFORMANCE AWARDS. Within thirty (30) days after a Change in Control occurs, the holder of a Performance Award shall receive payment of the value of such Performance Award in cash or stock as provided in the applicable Award Agreement. For purposes of Section 14, if the acceleration causes a Performance Period of less than or equal to 18 months, the value will be the grant amount, and if the acceleration causes a Performance Period of greater than 18 months, the value will be the greater of the grant amount or the calculated value of the Performance Award. For purposes of this paragraph, the Performance Period shall be measured from the beginning of the Performance Period under the Award Agreement until the most recent calendar quarter, prior to the date of the Change in Control.

                  14.2.3 STOCK OPTIONS. All Stock Options, both those vested as of the date of the Change of Control and those vesting under Section 14.1 above, shall remain exercisable in accordance with the terms and provisions of this Plan (and any rules or procedures hereunder) and the relevant Award Agreement, except that, if a Participant's employment is terminated by the Company or any Subsidiary without Cause or the Participant terminates his or her employment with the Company or any Subsidiary for Good Reason within two (2) years from the date of the Change of Control, then the Participant's Non-Qualified Stock Options vested as of the date of the Change of Control or vesting pursuant to
      Section 14.1 shall, notwithstanding any other provision hereof, be exercisable at any time following the Participant's termination of employment and prior to the expiration date of such Non-Qualified Stock Options as set forth in the applicable Award Agreement(s).

            14.3 TERMINATION AS A RESULT OF A POTENTIAL CHANGE IN CONTROL. If, as a result of a Potential Change of Control, a Participant's employment is terminated either (a) by the Company or any Subsidiary without Cause, or (b) by the Participant for Good Reason, then for purposes of this Section 14, a Change in Control shall be deemed to have occurred immediately prior to such Participant's termination of employment. In such event, all Awards made under this Plan shall be treated as provided in Section 14.2.

            14.4 DEFINITIONS. For purposes of this Section 14, the following words and phrases shall have the meaning specified:

                  14.4.1 "BENEFICIAL OWNER" shall have the meaning set forth in SEC Regulation Section 240.13d-3 or any successor regulation.

                  14.4.2 "CAUSE" shall mean, unless otherwise defined in an employee Participant's individual employment agreement with the Company or any Subsidiary (in which case such employment agreement definition shall govern), (a) the indictment of the Participant for any serious crime, (b) the willful and continued failure by the Participant to substantially perform the Participant's duties, as they may be defined from time to time, with the Participant's primary employer or to abide by the written policies of the Company or the Participant's primary employer (other than any such failure resulting from the Participant's incapacity due to physical or mental illness), or (c) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise. For purposes of the preceding sentence, no act shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such act, or failure to act, was in the best interests of the Company and its Subsidiaries.

                  14.4.3 A "CHANGE IN CONTROL" shall be deemed to have occurred if any one of the following conditions shall have been satisfied:

                  (a) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by any such Person any securities acquired directly from the Company) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                  (b) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 14.4.3(a), 14.4.3(c) or 14.4.3(d)) whose election or nomination for election to the Board was or is approved of by a vote of at least two-thirds of the directors at the beginning of such twenty-four
      (24) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

                  (c) the shareholders of the Company approve and the action is implemented to merge the Company with any other corporation, to effect a share exchange for the Company's outstanding securities, or to effect a complete liquidation of the Company, other than a merger, share exchange, or liquidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the Surviving Entity), in combination with the ownership of any trustee or other fiduciary holding securities under any benefit plan of the Company or any Subsidiary, more than seventy-five percent (75%) of the combined voting power of the voting securities of the Company or such Surviving Entity outstanding immediately after such merger, share exchange or liquidation; or

                  (d) the shareholders of the Company approve an agreement for the sale or disposition by the Company (other than to a Subsidiary) of all or substantially all of the Company's assets.

      Notwithstanding the foregoing, with respect to a particular Participant a Change in Control shall not include any event, circumstance or transaction which results from the action of any Person which is or includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company or any Subsidiary and in which entity or group the Participant participates.

                  14.4.4 "GOOD REASON" for termination by a Participant of the Participant's employment shall mean, for purposes of this Section 14, unless otherwise defined in the Participant's individual employment agreement with the Company or any Subsidiary (in which case such employment agreement definition shall govern), the occurrence (without the Participant's consent) of any one of the following:

                  (a) the Company or any Subsidiary fails to continue or changes substantially any performance-based incentive plan in which the Participant was entitled to participate immediately prior to the Change in Control substantially in the forms then in effect. A reduction of more than ten percent (10%) in a Participant's incentive opportunity shall be deemed a substantial change.

                  (b) the Participant is required to change the location of the Participant's job or office, so that it will be based at a location more than thirty-five (35) miles from the location of the Participant's job or office prior to the Change in Control; or

                  (c) a reduction in the Participant's rate of annual base salary as in effect on the day prior to the occurrence of a Change in Control, where "annual base salary" is the Participant's regular basic annual compensation prior to any reduction therein under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, and, without limitation, shall not include, fees, retainers, reimbursements, bonuses, incentive awards, prizes or similar payments.

                  14.4.5 "PERSON" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (a) the Company or any Subsidiary, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary qualified under Section 401(a) of the Code, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company.

                  14.4.6 "POTENTIAL CHANGE IN CONTROL" shall be deemed to have occurred if any one of the following conditions shall have been satisfied:

                  (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

                  (b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

                  (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company's then outstanding securities, or any Person increases such

      Person's beneficial ownership of such securities by five (5) percentage points or more over the percentage so owned by such Person on January 1, 1994; or

                  (d) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.

                  14.4.7 "SURVIVING ENTITY" shall mean only an entity in which all or substantially all of the Company's shareholders immediately before any merger, share exchange or liquidation become shareholders by the terms of such merger, share exchange or liquidation.

            14.5 ADVERSE TAX CONSEQUENCES. If the making of any payment or payments pursuant to this Section 14 or otherwise would (a) subject the Participant to an excise tax under Section 4999 of the Code, or any like or successor section thereto, or (b) result in the Company's loss of a federal income tax deduction for such payments under Section 280G of the Code, or any like or successor section thereto (either or both, an "Adverse Tax Consequence"), then, unless otherwise expressly provided in a relevant Award Agreement or employment agreement, the payments attributable to this Plan that are "parachute payments" within the meaning of such Section 280G of the Code shall be reduced, as determined by the Committee in its sole discretion, but after consultation with the Participant affected, to the extent necessary to avoid any Adverse Tax Consequence. Any disputes regarding whether any payments to a Participant would result in an Adverse Tax Consequence shall be resolved by an opinion of a nationally recognized accounting firm acceptable to the Company and the Participant.

      15.   AMENDMENT, SUSPENSION AND TERMINATION.

            15.1 IN GENERAL. The Board may suspend or terminate this Plan (or any portion thereof) at any time and may amend this Plan at any time and from time to time in such respects as the Board may deem advisable to ensure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any Subsidiary; provided, however, that no such amendment shall, without majority (or such greater percentage if required by law, charter, by-law or other regulation or rule) shareholder approval to the extent required by law or the rules of any exchange upon which the Common Stock is listed, (a) except as provided in Section 13, increase the number of shares of Common Stock which may be issued under this Plan, (b) materially modify the requirements as to eligibility for participation in this Plan, (c) materially increase the benefits accruing to Participants under this Plan, or (d) extend the termination date of this Plan. No such amendment, suspension or termination shall (i) materially adversely affect the rights of any Participant under any outstanding Award, without the consent of such Participant, or (ii) make any change that would disqualify this Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from (A) the exemption provided by SEC Regulation Section 240.16b-3, or any successor thereto, or (B) the benefits provided under Section 422 of the Code or any successor thereto.

            15.2 AWARD AGREEMENTS. The Committee may amend or modify at any time and from time to time any outstanding Award and Award Agreement, in any manner to the extent that the Committee would have had the authority under this Plan to initially determine the restrictions, terms and provisions of such Award, including, without limitation, to change the date or dates as of which Stock Options may be exercised. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award and Award Agreement without the consent of such Participant.

      16.   MISCELLANEOUS.

            16.1 TAX WITHHOLDING. The Company shall have the right to deduct from any payment or settlement under this Plan, including, without limitation, the exercise of any Stock Option, or the delivery or vesting of any shares of Common Stock, Restricted Stock, any federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. If the Committee, in its sole discretion, permits shares of Common Stock to be used to satisfy any such tax withholding, such Common Stock shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Committee may establish rules limiting the use of Common Stock to meet withholding requirements by Participants who are subject to Section 16 of the Exchange Act.

            16.2 NO RIGHT TO EMPLOYMENT. Neither the adoption of this Plan, the granting of any Award, nor the execution of any Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

            16.3 UNFUNDED PLAN. This Plan shall be unfunded and the Company shall not be required to segregate any assets in connection with any Awards. Any liability of the Company to any person with respect to any Award or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of this Plan or any such Award or Award Agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in this Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof, any Family Member or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary and/or any such Participant, any beneficiary, any Family Member or any other person.

            16.4 PAYMENTS TO A TRUST. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under this Plan.

            16.5 OTHER COMPANY BENEFIT AND COMPENSATION PROGRAMS. Payments and other benefits received by a Participant under an Award shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any

Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly determines in writing that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards may be made in addition to, in combination with, or as alternatives to, grants, awards or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of this Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.

            16.6 LISTING, REGISTRATION AND OTHER LEGAL COMPLIANCE. No Award shall be made and no shares of the Common Stock shall be issued under this Plan, and no assignment of a Non-Qualified Stock Option to a Family Member shall be made, unless legal counsel for the Company shall be satisfied that such issuance or assignment will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment of any Award, share issuance or assignment of Non-Qualified Stock Options, that certain agreements, undertakings, representations, certificates, and/or information as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Stock and/or Common Stock delivered under this Plan may be subject to such stock transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the SEC, and the NYSE (or any other securities exchange the stock is currently trading on) and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such share certificates to make appropriate reference to such restrictions. In addition, if, at any time specified herein (or in any Award Agreement) for (a) the making of any determination, (b) the issuance or other distribution of Restricted Stock and/or Common Stock, or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary, any Participant (or any designated beneficiary or other legal representative) or any Family Member to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. If at any time and from time to time the Committee determines, in its sole discretion, that the listing, registration or qualification of any Award, or any Common Stock or property covered by or subject to such Award, upon the NYSE (or any other securities exchange the stock is currently trading on) or under any foreign, federal, state or local securities or other law, rule or regulation is necessary or desirable as a condition to or in connection with the granting of such Award or the issuance or delivery of Restricted Stock and/or Common Stock or other property under such Award or otherwise, no such Award may be exercised or settled, or paid in Restricted Stock, Common Stock or other property, unless such listing, registration or qualification shall have been effected free of any conditions that are not acceptable to the Committee.

            16.7 AWARD AGREEMENTS. Each Participant receiving an Award (except, in the Committee's discretion, an Award of Common Stock pursuant to Section 9 hereof) shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall agree to the restrictions, terms and conditions of the Award set forth therein.

            16.8 DESIGNATION OF BENEFICIARY. Each Participant to whom an Award has been made may designate a beneficiary or beneficiaries to receive any payment which under the terms of this Plan and the relevant Award Agreement may become payable on or after the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant's estate. If the Participant designates more than one beneficiary, any payments under this Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

            16.9 LEAVES OF ABSENCE/TRANSFERS. The Committee shall have the power to promulgate rules, policies and regulations and to make determinations, as it deems appropriate, under this Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

            16.10 GOVERNING LAW. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to principles of conflict of laws. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of this Plan.

            16.11 EFFECTIVE DATE. This Plan shall become effective upon its approval by a majority of the Company's shareholders at the Company's 2003 Annual Meeting of Shareholders.

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                                                                       Exhibit A

                             AMENDMENT NO. 1 TO THE
                     NATIONAL COMMERCE FINANCIAL CORPORATION
                          2003 STOCK AND INCENTIVE PLAN

The Share NCF Program as defined in Paragraph 6.8 is terminated effective July 20, 2004. No new Stock Options will be granted under the Share NCF Program after this date. The Company will fulfill all obligations as defined by the Plan and Stock Options Agreement for Stock Options granted under the Share NCF Program prior to its termination.

Approved by Board of Directors on July 20, 2004.

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                                  RESOLUTION BY
             THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
                     NATIONAL COMMERCE FINANCIAL CORPORATION

      The undersigned, being all of the members of the Compensation Committee of the Board of Directors of National Commerce Financial Corporation (the "Corporation") do hereby consent to and do hereby take the following actions and adopt the following resolutions:

      WHEREAS the National Commerce Financial Corporation 2003 Incentive and Stock Plan provides for awards of Restricted Stock under Section 7,

      WHEREAS Paragraph 7.3.2 of the National Commerce Financial Corporation 2003 Incentive and Stock Plan calls for Restricted Stock Awards to be issued in uncertificated form with legend of the restrictions,

      WHEREAS the Corporation's practice under prior equity compensation plans has been to issue Restricted Stock Awards in certificate form without legend, with certificates held by the Corporation for safekeeping until such time as all restrictions lapse,

      BE IT RESOLVED, that the Compensation Committee hereby approves continuation of the practice of issuing Restricted Stock Awards in certificate form without legend, with certificates to be held by the Corporation for safekeeping until such time as all restrictions lapse.

      BE IT FURTHER RESOLVED, that John Mistretta is hereby given the authority to do all things reasonably necessary to carry out the intent of the foregoing resolution.

Approved by Compensation Committee of Board on 4/26/2004